CITIBANK CREDIT CARD ISSUANCE TRUST

Citiseries
Class 2002-C1 Notes
(Issuance Date February 4, 2002)

Issuer Certificate
Pursuant to Sections 202 and 301(h) of the Indenture

Reference is made to the Indenture, dated as of September 26, 2000, as amended by Amendment No. 1 thereto dated as of November 14, 2001, each between Citibank Credit Card Issuance Trust (the "Issuer") and Bankers Trust Company, as trustee (the "Indenture"). Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture. All references herein to designated Sections are to the designated Sections of the Indenture.

Section 301(h) provides that the Issuer may from time to time create a tranche of Notes either by or pursuant to an Issuer Certificate setting forth the principal terms thereof. Pursuant to an Issuer Certificate, dated January 28, 2002, a tranche of Notes designated Class 2002-C1 was established, of which $350,000,000 Outstanding Dollar Principal Amount is Outstanding (the "Outstanding Class 2002-C1 Notes"). This Issuer Certificate relates to additional Notes of Class 2002-C1 (hereinafter, the "New Class 2002-C1 Notes", and together with the Outstanding Class 2002-C1 Notes, the "Class 2002-C1 Notes") having the following terms:

Series Designation: Citiseries. This series is included in Group 1.

Tranche Designation: $400,000,000 Floating Rate Class 2002-C1 Notes of February 2007 (Legal Maturity Date February 2009) (hereinafter, the "Class 2002-C1 Notes")

Currency: The New Class 2002-C1 Notes will be payable, and denominated, in Dollars.

Issuance Date: February 4, 2002

Initial Principal Amount: $50,000,000

Issue Price: 100% plus interest accrued from January 28, 2002 to the Issuance Date.

Interest Rate: The New Class 2002-C1 Notes will accrue interest with respect to any interest period at a per annum rate equal to the Class 2002-C1 Note Rate for such interest period, calculated on the basis of the actual number of days in such interest period divided by 360. The "Class 2002-C1 Note Rate" means, with respect to the first interest period, 2.80% per annum and, with respect to each interest period thereafter, a per annum rate equal to LIBOR for such interest period plus 0.99%. Interest will accrue on the New Class 2002-C1 Notes from January 28, 2002.

The Issuer will determine LIBOR for each applicable interest period on the second business day before the beginning of that interest period. For purposes of calculating LIBOR, a business day is any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

"LIBOR" means, as of any date of determination, the rate for deposits in U.S. Dollars for the Designated Maturity (commencing on the first day of the relevant interest period) which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for the Designated Maturity (commencing on the first day of the relevant interest period). The Issuer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Issuer, at approximately 11:00 a.m., New York City time, on that day for loans in U.S. Dollars to leading European banks for a period of the Designated Maturity (commencing on the first day of the relevant interest period).

"Telerate Page 3750" means the display page currently so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

"Designated Maturity" means three months, however, upon the occurrence of an Event of Default or an Early Redemption Event with respect to the New Class 2002-C1 Notes, or if the New Class 2002-C1 Notes are not paid in full on their Expected Principal Payment Date, "Designated Maturity" means one month.

"Reference Banks" means four major banks in the London interbank market selected by the Issuer.

Additional Deposit to Interest Funding sub-Account: On the Issuance Date of the New Class 2002-C1 Notes, the Issuer will make or cause to be made a deposit to the Interest Funding sub-Account for the Class 2002-C1 Notes from the proceeds to the Issuer from the issuance of the New Class 2002-C1 Notes in an amount equal to $27,222.22. This amount will not be subject to reallocation pursuant to Section 505. Notwithstanding any provision in the Indenture to the contrary, the deposit targeted to be made to the Interest Funding sub-Account for the Class 2002-C1 Notes with respect to the New Class 2002-C1 Notes on February 7, 2002 will be $0 and the deposit targeted to be made on March 7, 2002 will be $120,555.56.

Scheduled Interest Payment Dates: The 7th day of each February, May, August and November, beginning May 2002.

Each payment of interest on the New Class 2002-C1 Notes will include all interest accrued from and including the preceding Interest Payment Date -- or, for the first interest period, from and including January 28, 2002 -- to and including the day preceding the current Interest Payment Date, plus any interest accrued but not previously paid.

Expected Principal Payment Date: February 7, 2007

Legal Maturity Date: February 9, 2009

Monthly Principal Date: For the month in which the Expected Principal Payment Date occurs, February 7, 2007, and for each other month, the 7th day of such month, or if such day is not a Business Day, the next following Business Day.

Required Subordinated Amount of Class B Notes: Not Applicable

Required Subordinated Amount of Class C Notes: Not Applicable

Controlled Accumulation Amount: Not Applicable

Form of Notes: The New Class 2002-C1 Notes will be issued as Global Notes. The Global Notes will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will be exchangeable for individual Notes only in accordance with the provisions of Section 204(c).

Additional Issuances of Class 2002-C1 Notes: The Issuer may at any time and from time to time issue additional Class 2002-C1 Notes, subject to the satisfaction of (i) the conditions precedent set forth in Section 311(a) and (ii) the following conditions:

(a) the Issuer has obtained written confirmation from each Rating Agency that there will be no Ratings Effect with respect to the then outstanding Class 2002-C1 Notes as a result of the issuance of such additional Class 2002-C1 Notes;

(b) as of the date of issuance of the additional Class 2002-C1 Notes, all amounts due and owing to the Holders of the then outstanding Class 2002-C1 Notes have been paid and there is no Nominal Liquidation Amount Deficit with respect to the then outstanding Class 2002-C1 Notes;

(c) the additional Class 2002-C1 Notes will be fungible with the original Class 2002-C1 Notes for federal income tax purposes; and

(d) if Holders of the then outstanding Class 2002-C1 Notes have benefit of a Derivative Agreement, the Issuer will have obtained a Derivative Agreement for the benefit of the Holders of the additional Class 2002-C1 Notes.

As of the date of issuance of additional Class 2002-C1 Notes, the Outstanding Dollar Principal Amount and Nominal Liquidation Amount of the Class 2002-C1 Notes will be increased to reflect the Initial Dollar Principal Amount of the additional Class 2002-C1 Notes.

Any outstanding Class 2002-C1 Notes and any additional Class 2002-C1 Notes will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.

Optional Redemption Provisions other than Section 1202 "Clean-Up Call": None

Additional Early Redemption Events or changes to Early Redemption Events: None

Additional Events of Default or changes to Events of Default: None

Securities Exchange Listing: Application will be made to list the New Class 2002-C1 Notes on the Luxembourg Stock Exchange.

Class C Reserve Account - Targeted Deposits:

For any Due Period, the targeted deposit to the Class C Reserve sub-Account for the Class 2002-C1 Notes pursuant to Sections 501(d) and 518(a) will be determined with reference to the table below. The left column of the table sets forth the level of Surplus Finance Charge Collections, expressed as a percentage of Principal Receivables in the Master Trust allocable to the Collateral Certificate. The right column sets forth the percentage of the aggregate Outstanding Dollar Principal Amount of Notes in the Citiseries that, when multiplied by the ratio which the Nominal Liquidation Amount of the Class 2002-C1 Notes bears to the aggregate Nominal Liquidation Amount of all Class C Notes in the Citiseries, will be required to be deposited in the Class C Reserve sub-Account.

Percentage of Surplus Finance Charge      Percentage of aggregate
Collections, averaged over the       Outstanding Dollar Principal Amount
three most recent Due Periods       of Notes in the Citiseries

Greater than 4.50%          0%
Between 4.50% and 4.01%        1.00%
Between 4.00% and 3.51%        1.50%
Between 3.50% and 2.51%        2.50%
Between 2.50% and 1.51%        4.00%
Between 1.50% and 0.01%        6.00%
0.00% or less             7.00%

On each Monthly Interest Date, the targeted deposit to the Class C Reserve sub-Account for the Class 2002-C1 Notes will equal the Dollar amount, if any, determined with reference to the table above minus (x) any amount then on deposit in such Class C Reserve sub-Account (after giving effect to any distributions in respect of the Class 2002-C1 Notes to be made from that sub-Account on that date) and (y) the aggregate amount of distributions in respect of the Class 2002-C1 Notes made from that sub-Account since January 28, 2002.

If an Early Redemption Event or Event of Default occurs with respect to the Class 2002-C1 Notes, the targeted deposit to the Class C Reserve sub-Account for each Monthly Interest Date occurring thereafter will be an amount equal to the product of (a) the greater of (i) 7.00% of the aggregate Outstanding Dollar Principal Amount of all Notes in the Citiseries and (ii) $4,500,000 and (b) the ratio which the Nominal Liquidation Amount of the Class 2002-C1 Notes bears to the aggregate Nominal Liquidation Amount of all Class C Notes in the Citiseries, minus (x) any amount then on deposit in such Class C Reserve sub-Account (after giving effect to any distributions in respect of the Class 2002-C1 Notes to be made from that sub-Account on that date) and (y) the aggregate amount of distributions in respect of the Class 2002-C1 Notes made from that sub-Account since January 28, 2002.

If for any Monthly Interest Date the targeted deposit to the Class C Reserve sub-Account for the Class 2002-C1 Notes is a negative amount no deposit will be made to such sub-Account, and a withdrawal from the Class C Reserve sub-Account will be made in accordance with Section 519 in an amount equal to the lesser of the absolute value of such negative amount and the amount then on deposit in such sub-Account.

Provisions Relating to Issuance of New Class 2002-C1: The New Class 2002-C1 Notes are part of the Class 2002-C1 Notes, and the Outstanding Class 2002-C1 Notes and the New Class 2002-C1 Notes together constitute a single tranche of Class 2002-C1 Notes and will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction. The New Class 2002-C1 Notes are fungible with the Outstanding Class 2002-C1 Notes and are intended to trade interchangeably with the Outstanding Class 2002-C1 Notes.

The Initial Dollar Principal Amount of the New Class 2002-C1 Notes is $50,000,000, and, after giving effect to the issuance of the New Class 2002-C1 Notes, the Initial Dollar Principal Amount of the Class 2002-C1 Notes will be the sum of the Initial Dollar Principal Amounts of the Outstanding Class 2002-C1 Notes and the New Class 2002-C1 Notes.

The Nominal Liquidation Amount of the New Class 2002-C1 Notes is $50,000,000, and, after giving effect to the issuance of the New Class 2002-C1 Notes, the Nominal Liquidation Amount of the Class 2002-C1 Notes will be the sum of the Nominal Liquidation Amounts of the Outstanding Class 2002-C1 Notes and the New Class 2002-C1 Notes.

This Issuer Certificate and the Issuer Certificate relating to the Outstanding Class 2002-C1 Notes together constitute the terms document for the Class 2002-C1 Notes.

The New Class 2002-C1 Notes shall have such other terms as are set forth in the form of Note attached hereto as Exhibit A. Pursuant to Section 202, the form of Note attached hereto has been approved by the Issuer.

CITIBANK CREDIT CARD ISSUANCE TRUST
By Citibank (South Dakota),
National Association,
as Managing Beneficiary

/s/ Douglas C. Morrison
--------------------------------------------
Douglas C. Morrison
Vice President

Dated: February 4, 2002

Citiseries
Class 2002-C1 Notes
(Issuance Date February 4, 2002)

Reference is made to (i) the resolutions adopted by the Board of Directors of Citibank (South Dakota), National Association ("Citibank (South Dakota)") on April 26, 2000, as amended on September 25, 2001 and (ii) the resolutions adopted by the Board of Directors of Citibank (Nevada), National Association ("Citibank (Nevada)") on April 25, 2000, as amended on October 23, 2001. The resolutions authorize Citibank (South Dakota) and Citibank (Nevada), respectively, from time to time to issue and sell, or to arrange for or participate in the issuance and sale of, one or more series and/or classes of pass-through certificates, participation certificates, commercial paper, notes or other securities representing ownership interests in, or backed by, pools of credit card receivables or interests therein ("Receivables") in an aggregate principal amount such that up to $100,000,000,000 of such certificates, commercial paper, notes or securities are outstanding at any one time and to sell, transfer, convey or assign Receivables to trusts or other special purpose entities in connection therewith on such terms as to be determined by a Pricing and Loan Committee (the "Pricing and Loan Committee") of the respective institution.

Each of the undersigned, a duly authorized member of the Citibank (South Dakota) and Citibank (Nevada) Pricing and Loan Committees, respectively, on behalf of such Pricing and Loan Committee, does hereby certify that the terms of the New Class 2002-C1 Notes set forth in and to be created by the preceding Issuer Certificate and the increase in the Invested Amount of the Collateral Certificate resulting from the issuance of such Notes have been approved by such Pricing and Loan Committee. In addition, the following underwriting/selling agent terms with respect to the New Class 2002-C1 Notes have been approved by such Pricing and Loan Committee:

Price to Public: 100% plus interest accrued from January 28, 2002 to the Issuance Date.

Underwriting Commission: 0.35%

Proceeds to Issuer: 99.65% plus interest accrued from January 28, 2002 to the Issuance Date.

Representative of the Underwriters: Salomon Smith Barney Inc.

The preceding Issuer Certificate and this certification of Pricing and Loan Committee approval shall be, continuously from the time of their execution, official records of Citibank (South Dakota) and Citibank (Nevada), respectively.

/s/ Douglas C. Morrison -----------------------------------------	/s/ Robert D. Clark -------------------------------------
Douglas C. Morrison	Robert D. Clark
Member of the Pricing and Loan Committee	Member of the Pricing and Loan Committee
Citibank (South Dakota), National Association	Citibank (Nevada), National Association

Dated: February 4, 2002

Exhibit A

FORM OF

CITISERIES

FLOATING RATE CLASS 2002-C1 NOTE OF FEBRUARY 2007
(Legal Maturity Date February 2009)

$50,000,000         REGISTERED
CUSIP No. 17305E AU 9       No. R-2

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN AND IN THE INDENTURE REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

CITIBANK CREDIT CARD ISSUANCE TRUST

CITISERIES

FLOATING RATE CLASS 2002-C1 NOTE OF FEBRUARY 2007
(Legal Maturity Date February 2009)

CITIBANK CREDIT CARD ISSUANCE TRUST, a trust formed and existing under the laws of the State of Delaware (including any successor, the "Issuer"), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of FIFTY MILLION DOLLARS ($50,000,000). The Expected Principal Payment Date for this Note is February 7, 2007. The Legal Maturity Date for this Note is February 9, 2009.

The Issuer hereby promises to pay interest on this Note on the 7th day of each February, May, August and November, beginning May 2002, until the principal of this Note is paid or made available for payment, subject to certain limitations set forth in the Indenture. Interest will accrue on the outstanding principal amount of this Note for each interest period in an amount equal to the product of (i) the actual number of days in such interest period divided by 360, (ii) a rate per annum equal to the Class 2002-C1 Note Rate for such interest period, and (iii) the outstanding principal amount of this Note as of the previous Interest Payment Date (after giving effect to any payments of principal made on the preceding Interest Payment Date) or, in the case of the first Interest Payment Date, the initial principal amount of this Note. The Class 2002-C1 Note Rate will be determined as provided in the Indenture.

If any Interest Payment Date or Principal Payment Date of this Note falls on a day that is not a Business Day, the required payment of interest or principal will be made on the following Business Day.

This Note is one of the Citiseries Class 2002-C1 Notes issued pursuant to the Indenture, dated as of September 26, 2000 (as amended and otherwise modified from time to time, the "Indenture") between the Issuer and Bankers Trust Company, as Trustee. For purposes of this Note, the term "Indenture" includes any supplemental indenture or Issuer Certificate relating to the Citiseries Class 2002-C1 Notes. This Note is subject to all of the terms of the Indenture. All terms used in this Note that are not otherwise defined herein and that are defined in the Indenture will have the meanings assigned to them therein.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, is deemed to have consented to such amendments to the Pooling and Servicing Agreement and other operative documents as are necessary to permit the Sellers to retain sale treatment for accounting purposes of the transfer of assets to the Master Trust, in accordance with the provisions of Financial Accounting Standards Board SFAS No. 140.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note will not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Issuer Authorized Officer.

CITIBANK CREDIT CARD ISSUANCE TRUST

By: CITIBANK (SOUTH DAKOTA),
NATIONAL ASSOCIATION,
as Managing Beneficiary of
Citibank Credit Card Issuance Trust

By: __________________________________
Douglas C. Morrison
Vice President

Dated: February 4, 2002

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within mentioned Indenture.

BANKERS TRUST COMPANY,
as Trustee under the Indenture

By: _________________________________
Authorized Signatory

Dated: February 4, 2002

REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Citiseries Floating Rate Class 2002-C1 Notes of February 2007 (Legal Maturity Date February 2009) (herein called the "Notes"), all issued under an Indenture, to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee and the Holders of the Notes.

This Note ranks pari passu with all other Class C Notes of the same series, and this Note is subordinated to all Class A Notes and Class B Notes of the same series, as set forth in the Indenture. This Note is secured to the extent, and by the collateral, described in the Indenture.

The Issuer will pay interest on overdue interest as set forth in the Indenture to the extent lawful.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Trustee on the Notes, against the Issuer, the Issuer Trustee, the Banks, the Trustee or any affiliate, officer, employee or director of any of them, and the obligation of the Issuer to pay principal of or interest on this Note or any other amount payable to the Holder of this Note will be subject to Article V of the Indenture.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that this Note is intended to be debt of the Banks for federal, state and local income and franchise tax purposes, and agrees to treat this Note accordingly for all such purposes, unless otherwise required by a taxing authority.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Note, the Indenture or any Derivative Agreement.

This Note and the Indenture will be construed in accordance with and governed by the laws of the State of New York.

No reference herein to the Indenture and no provision of this Note or of the Indenture will alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Certain amendments may be made to the Indenture without the consent of the Holder of this Note. This Note must be surrendered for final payment of principal and interest.

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:____________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

___________________________________________________________________

___________________________________________________________________
(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints __________________________________________________________, attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated: ____________________________ _________________________*
Signature Guaranteed:

----------------
* NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.